Exhibit 99.6
CONSENT OF IRVING F. LYONS III
     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of AMB Property Corporation, and any amendments thereto, as a person to become a member of AMB Property Corporation’s board of directors effective as of the effective time of the Topco Merger (as such term is defined in the Agreement and Plan of Merger, dated as of January 30, 2011, by and among AMB Property Corporation, AMB Property, L.P., ProLogis, Upper Pumpkin LLC, New Pumpkin Inc. and Pumpkin LLC) and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.
Dated: March 9, 2011

/s/ Irving F. Lyons III Irving F. Lyons III